Exhibit 2.1

EXECUTION COPY

FACILITIES SALE AGREEMENT

by and between

TRANSMONTAIGNE PRODUCT SERVICES INC.

and

TRANSMONTAIGNE PARTNERS L.P.

Dated as of December 28, 2007

i

		Page

11.9	Counterparts	41

11.10	No Third Party Beneficiaries	41

11.11	Negotiated Agreement	41

11.12	Schedules	41

11.13	Limitation on Liability	42

EXHIBITS AND SCHEDULES

Exhibit 3.1	Form of Closing Settlement Statement
Exhibit 4.2	Form of Amended and Restated Omnibus Agreement
Exhibit 4.3	Form of Indemnification Agreement
Exhibit 4.4	Environmental Remediation Access Agreement
Exhibit 4.5	Terminaling Services Agreement—Southeast and Collins/Purvis
Exhibit 7.11(a)	Novation Agreement
Exhibit 7.11(b)	Letter Agreement

Schedule 2.1(a)	Real Property
Schedule 2.1(c)	Assigned Contracts
Schedule 2.2	Excluded Assets
Schedule 5.3(c)	No Violation
Schedule 5.4	Compliance with Laws; Taxes; Permits
Schedule 5.5	Default; Assigned Contracts; Rights-Of-Way
Schedule 5.7	Title to Personal Property
Schedule 5.8	Baseline Environmental Report Index
Schedule 5.10	Litigation
Schedule 5.12	Third Party Consents
Schedule 5.13	Governmental Approval
Schedule 5.15	Certain Personal Property
Schedule 5.16	Real Property; Permitted Encumbrances
Schedule 5.18	Absence of Certain Changes
Schedule 6.5	Governmental Approval
Schedule 7.9(a)	Assumption of Current AFE Projects
Schedule 7.9(b)	Assumption of Other AFE Projects

FACILITIES SALE AGREEMENT

THIS FACILITIES SALE AGREEMENT (the “Agreement”) dated as of December 28, 2007, is by and between TransMontaigne Product Services Inc., a Delaware corporation (the “Seller”) and a wholly-owned subsidiary of TransMontaigne Inc., and TransMontaigne Partners L.P., a Delaware limited partnership (the “Buyer”).  Seller and Buyer are sometimes individually referred to as “Party” and collectively referred to as the “Parties.”

RECITALS:

A.            Seller owns and operates certain refined petroleum products terminals and related truck loading, marine dock facilities, and other assets comprising the Southeast Terminals (as defined herein).

B.            Seller desires to sell and transfer and Buyer desires to purchase and acquire, either directly or indirectly through an Affiliate of Buyer designated by Buyer (the “Title Holder”), all rights, properties, obligations and assets associated with the foregoing, except for certain assets and obligations as specified in this Agreement, on the terms and conditions described herein;

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1.         DEFINITIONS

1.1           Specific Definitions.  As used in this Agreement the following terms shall have the meanings defined below:

AAA shall have the meaning ascribed thereto in Section 10.1(d)(iii).

Act shall have the meaning ascribed thereto in Section 10.1(d)(iii).

AFEs shall have the meaning ascribed thereto in Section 7.9(a).

AFE Projects shall have the meaning ascribed thereto in Section 7.9(b).

Affiliate shall mean, with respect to a particular Person, those Persons or entities controlling, controlled by or under common control with such Party or Person.  For the purposes of the foregoing, ownership, directly or indirectly, of more than 50% of the voting stock or other equity interest of any Person shall be deemed to constitute control of such Person.  For purposes of this Agreement, an Affiliate of Seller does not include any MLP Entity.

Affiliated Company shall mean any direct or indirect wholly-owned subsidiary of a Party’s Parent.

Agreement shall mean this Facilities Sale Agreement, including the Exhibits and Schedules attached hereto, as amended, modified and supplemented from time to time.

Applicable Law shall mean, with respect to any Governmental Authority, (a) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (b) any agreement, concession or arrangement with any other Governmental Authority and (c) any license, permit or compliance requirement, in each case applicable to either Party and as amended or modified from time to time.

Arbitration Notice shall have the meaning ascribed thereto in Section 10.1(d)(iii).

Assets shall have the meaning ascribed thereto in Section 2.1.

Assigned Contracts shall mean those Contracts that are a part of the Assets as the same have been amended, modified and supplemented prior to the Closing, as more particularly described in Schedule 2.1(c).

Baseline Environmental Report shall mean the Baseline Environmental Report that Seller previously furnished to Buyer on a computer disk, the index for which is attached hereto as Schedule 5.8.

Books and Records shall mean copies of all existing financial, engineering, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, papers and books and records relating to the Assets and Facilities, including without limitation, journals, deeds, property records, title policies, drawings, records, maps, charts, surveys, prints, customer lists, computer software and files, source and retrieval programs (including related documentation), research and development reports, production reports, service and warranty records, equipment logs, operating guides and manuals, and environmental studies or plans, including all data related to environmental conditions at the Facilities and the compliance of the Assets with Environmental Laws.

Business means Seller’s ownership and operation of the Assets and the Facilities as presently conducted.

Buyer shall have the meaning ascribed thereto in the preamble.

Claim shall mean any demand, claim, loss, cost (including attorney’s fees), damage, expense, Proceeding, judgment, or Liability.

Closing shall mean the closing of the purchase and sale of the Assets as contemplated by this Agreement.

Closing Date shall mean the close of business on December 31, 2007, or such other later date as the Parties shall mutually agree in writing.

Closing Settlement Statement shall have the meaning ascribed thereto in Section 3.1.

Closing Year shall mean the calendar year in which the Closing occurs.

Code shall mean the Internal Revenue Code of 1986, as amended.

Competing Transaction shall have the meaning ascribed thereto in Section 7.2(i).

Contract shall mean any written or oral agreement, contract, commitment, lease or other document, understanding, commitment, arrangement, undertaking, practice, authorization or instrument, including all amendments, modifications and supplements thereto that is binding upon any person or its property under Applicable Law.

Conveyance Documents shall mean all deeds, bills of sale, assignments and other good and sufficient instruments of transfer, conveyance and assignment, in such form and substance as Buyer may reasonably request, to effect or evidence the sale, conveyance, assignment, transfer, and delivery of the Assets to Buyer and to vest in Buyer title to the Assets in accordance with this Agreement, together with such affidavits, certificates and other documents as Buyer may reasonably request, including, but not limited to, an owner’s affidavit addressed to the title insurance company designated by Buyer sufficient to allow such title insurance company to remove the standard exceptions set forth in Schedule B of any title policy to be issued to Buyer in connection with the Transferred Real Property.

Current AFE Projects shall have the meaning ascribed thereto in Section 7.9.

Damage Notice shall have the meaning ascribed thereto in Section 7.15.

Default shall mean (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause any Lien to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation or acceleration or a right to receive damages or a payment of penalties.

DESC shall have the meaning ascribed thereto in Section 7.11.

DESC TSA shall have the meaning ascribed thereto in Section 7.11.

Dispute shall have the meaning ascribed thereto in Section 10.1(c).

Dispute Notice shall have the meaning ascribed thereto in Section 10.1(d)(i).

DOJ means the U.S. Department of Justice

$ and Dollar shall mean lawful currency of the United States of America.

Environmental Arbitrator shall have the meaning ascribed thereto in Section 10.1(d)(iii).

Environmental Claims shall mean Claims by any Governmental Authority or Person relating to environmental conditions, situations, circumstances, events or incidents on, at or concerning, originating at or relating to any of the Assets and arising from or related to a violation of, or remedial requirement under, any Environmental Law.

Environmental Laws shall mean all Laws relating to human health, or to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Toxic Substances Control Act, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, any state laws implementing the foregoing federal laws, and all other Laws relating to (a) emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls (PCB’s), solid wastes, or toxic or hazardous substances or wastes (collectively, “Polluting Substances”), (b) the generation, processing, distribution, use, treatment, handling, storage, disposal or transportation of Polluting Substances (c) the use, maintenance, and closure of any portion of the Facilities, or (d) environmental conservation or protection.  For purposes of this Agreement, the term (a) “hazardous substance” means (i) any hazardous or dangerous material, chemical, substance or waste, including but not limited to those which are defined or regulated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous material,” “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “infections waste,” “radioactive,” “toxic substance” or any other formulation intended to define, list or classify substances by reason of deleterious property, such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, or reproductive toxicity by any Governmental Authority pursuant to any Environmental Law; (ii) petroleum, petroleum products and fuel additives, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; and (iv) polychlorinated biphenyls, radon, and asbestos, (b) “release” shall have the meaning specified in Section 101(22) of CERCLA, and (c) the term “disposal” shall have the meaning specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for “hazardous substance,” “release,”  or “disposal” or comparable terms that is broader than that specified above, such broader meaning shall apply.

Environmental Loss shall have the meaning ascribed thereto in Section 10.1.

Estimated Current AFE Project Completion Cost shall have the meaning ascribed thereto in Section 7.9(a).

Excluded Assets shall have the meaning ascribed thereto in Section 2.2.

Facilities shall mean the Southeast Terminals, together with (i) all storage facility sites held in fee, storage facility leases and other surface leases, if any, rights-of-way, licenses, permits and easements incident thereto and used in connection therewith; (ii) all stations, facilities, buildings, pipe, pumps, electronic instrumentation and other equipment, materials inventory and personal property of every kind thereon, or used or obtained in connection therewith; (iii) any and all Contracts of Seller pertaining to the Facilities, including without limitation, applicable refined product storage and terminaling agreements; (iv) any and all equipment leases of Seller with respect to equipment used by Seller in connection with the Facilities; and (v) copies of all Books and Records relating to or in any way connected with the operation of the Facilities; provided, however, that Seller shall be permitted to retain copies of all Books and Records necessary for its future use.

FTC means the U.S. Federal Trade Commission.

GAAP shall mean United States generally accepted accounting principles.

General Partner means TransMontaigne GP L.L.C.

Governmental Authority shall mean any federal, state, local, foreign or other governmental or administrative authority, agency, court or tribunal having jurisdiction.

HSR Act means the Hart-Scott-Rodino Antitrust Improvements of 1976, as amended.

Indemnification Agreement shall mean that certain Indemnification Agreement dated as of December 31, 2007, entered into in accordance with Section 4.4, as amended from time to time.

Indemnification Cap shall have the meaning ascribed thereto in Section 10.2(d).

Indemnified Party shall have the meaning ascribed thereto in Section 10.6.

Indemnified Environmental Claim shall mean any Environmental Claim that is attributable to an act or omission after the Closing Date of Buyer, Title Holder or any successor or assign of Buyer or Title Holder that is controlled by Buyer or Title Holder.

Indemnifying Party shall have the meaning ascribed thereto in Section 10.6

Intangibles shall mean the Assigned Contracts, Permits and Rights-of-Way, which are a part of the Assets.

Liabilities shall mean any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

Lien shall mean any lien, Claim, charge, encumbrance, mortgage, pledge, security interest, equity, easement, right-of-way, covenant, condition or restriction of any nature on any property or property interest, including without limitation, any restriction on the use, transfer, or other exercise of any attributes of ownership.

Loss shall have the meaning ascribed thereto in Section 10.2.

Material Adverse Effect shall mean any circumstance, change, development or event that has had or is reasonably expected to have a material adverse effect on the current operations, financial condition, competitive position or customers, or earnings of the Business, taken as a whole, provided that any such effect must be in an amount in excess of Five Hundred Thousand Dollars ($500,000); and further provided that the term “Material Adverse Effect” shall not include changes in general economic, industry or market conditions; or changes in Applicable Law, Environmental Laws or regulatory policy.

MLP Entity means Buyer, the General Partner and any Affiliated Company of Buyer.

Omnibus Agreement shall mean that certain Amended and Restated Omnibus Agreement dated as of December 31, 2007, entered into in accordance with Section 4.4, as amended from time to time.

Other AFE Projects shall have the meaning ascribed thereto in Section 7.9(b).

Parent shall mean the entity which owns 100% of the outstanding capital stock of a Party.

Party and Parties shall have the meaning set forth in the preamble.

Permit shall mean any license, permit, franchise, authority, consent or approval of a Governmental Authority including, without limitation, certificates of use and occupancy.

Permitted Encumbrances shall mean

(i)            inchoate Liens and charges imposed by Applicable Law and incidental to the construction, maintenance, development or operation of the Assets or the Business, if payment of the obligation secured thereby is not yet overdue or if the validity or amount of which is being contested in good faith by Seller;

(ii)           Liens for Taxes, assessments, obligations under workers’ compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue, or which are being contested in good faith by Seller;

(iii)          servitudes, leases, Rights-Of-Way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions or encumbrances that do not materially interfere with the operation or use of the Assets affected thereby;

(iv)          any state of facts that are shown on surveys obtained by Buyer, including any lease or Right-Of-Way other than pursuant to an instrument duly filed of record;

(v)           pre-printed standard Schedule B exceptions to an owner’s policy of title insurance;

(vi)          pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory obligations, surety bonds, performance bonds and completion bonds or as otherwise incurred in the ordinary course of business consistent with past practice;

(vii)         any Liens consisting of (A) statutory landlord’s liens under leases to which Seller is a party or other Liens on Real Property reserved in leases thereof for rent or for compliance with the terms of such leases, (B) statutory bailee’s liens under bailments and terminaling agreements to which Seller is a party, (C) rights reserved to or vested in any Governmental Authority to control or regulate any Real Property of Seller, or to limit the use of such Real Property in any manner which does not materially impair the use of such Real Property for the purposes for which it is held by Seller, (D) obligations or duties to any Governmental Authority with respect to any grant, lease or Permit and the rights reserved or vested in any Governmental Authority to terminate any such grant, lease or Permit or to condemn or expropriate any Real Property, or (E) zoning or other land use or Environmental Laws and ordinances of any Governmental Authority;

(viii)        Liens in respect of judgments or awards with respect to which an appeal or other proceeding for review is being prosecuted and with respect to which a stay of execution pending such appeal or such proceeding for review has been obtained;

(ix)           mechanics’ and materialmen’s Liens and other similar charges not filed of record and not delinquent or that are filed of record but are being contested in good faith by Seller;

(x)            Liens that will be paid in full or released on or prior to the Closing; or

(xi)           Liens caused or created by Buyer.

Person shall mean any individual, corporation, partnership, joint venture, unincorporated association, joint stock company, trust or other entity or Governmental Authority.

Personal Property shall mean all items of personal property located at the Facilities that is currently used or held by Seller for use in the Business, including, without limitation, all refined petroleum product pipelines, stations, computer equipment and software, communication equipment, spare parts inventory, machinery, equipment, tanks, pumps, pipe, truck loading racks, motors, engines, tools, fire equipment, parts, supplies, office equipment, furniture and all rolling stock (e.g., motor vehicles and associated trailers) and other tangible and intangible personal property.

Polluting Substances shall have the meaning set forth in the definition of Environmental Laws.

Prior Year shall mean the calendar year immediately preceding the Closing Year.

Proceeding shall mean any action, suit, claim, investigation, review or other proceeding, at law or in equity, before any Governmental Authority.

Purchase Price shall have the meaning ascribed thereto in Section 3.1.

Purchase Price Adjustments shall have the meaning ascribed thereto in Section 3.1.

Real Property shall mean all interests in real property including, without limitation, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, privileges, hereditaments, appurtenances, rights to access and Rights of Way, and all fixtures, buildings, structures and other improvements thereon.

Reasonable Efforts shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that reasonable efforts will not be deemed to require a Person to undertake extraordinary or commercially unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees, if any, or other payments with respect to any Contract that are significant in the context of such Contract (or significant on an aggregate basis as to all Contracts).

Release shall have the meaning ascribed thereto in Section 10.1(e).

Remedial Action shall have the meaning ascribed thereto in Section 10.1(b).

Remedial Activity shall have the meaning ascribed thereto in Section 10.1.

Representatives means a Party’s directors, officers, employees, auditors, attorneys, consultants, subcontractors and agents and those of its Affiliates

Restricted Asset shall have the meaning ascribed thereto in Section 2.4.

Retained Environmental Claim shall mean any Environmental Claim relating to conditions disclosed in the Baseline Environmental Report.

Retained Liabilities shall have the meaning ascribed thereto in Section 4.7.

Revised Settlement Statement shall have the meaning ascribed thereto in Section 3.1.

Right-of-Way shall mean any right-of-way, easement or prescriptive right that is a part of the Assets.

Schedules shall mean the appendices and schedules to this Agreement.

Seller shall have the meaning set forth in the preamble.

Southeast Terminals means the Real Property, the refined petroleum products terminals and related truck loading rack and marine dock facilities located at such terminals and related Assets located in seven (7) states at the locations set forth on Schedule 2.1(a)

Structures shall have the meaning ascribed thereto in Section 5.16(d).

Tangible Real Assets shall have the meaning ascribed thereto in Section 5.16(h).

Tax shall mean, as relating to any of the Assets or the Business, any federal, state or local income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax, or other tax, assessment, duty, fee, levy or other governmental charge, together with and including without limitation, any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof.

Tax Return shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Third Party Claim shall have the meaning ascribed thereto in Section 10.6.

Third Person shall mean any Person other than Seller or Buyer, their respective Parents or Affiliated Companies.

Threshold Amount shall have the meaning ascribed thereto in Section 10.2(d).

Title Holder shall have the meaning ascribed thereto in the Recitals.

Transaction Documents shall mean this Agreement, the Conveyance Documents and the agreements set forth in Section 4 and Section 7.11.

Transferred Real Property shall have the meaning ascribed thereto in Section 2.1(a).

Unaudited Results of Operations shall have the meaning ascribed thereto in Section 5.14(a).

1.2           Other Definitional Provisions.

(a)           The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)           Whenever a statement is qualified by the term “knowledge,” “best knowledge” or similar term or phrase, it is intended to indicate actual knowledge, or the possession of information, data or documents that would give actual knowledge, on the part of the officers, directors and supervisors of a Person after reasonable inquiry.

SECTION 2.         PURCHASE AND SALE OF ASSETS

2.1           Purchase and Sale of Assets.  Except for the Excluded Assets, upon Closing, Seller shall sell, transfer, assign, convey, set over and deliver to Buyer or the Title Holder, as applicable, and Buyer or the Title Holder, as applicable, shall purchase and acquire from Seller, all of Seller’s right, title, and interest in, to, and under all of the properties, assets, privileges, rights, interests and claims for interests, tangible and intangible, which relate primarily to, are used primarily in connection with, or which are otherwise material to the operation of any of the Facilities, including, without limitation, the following (collectively, the “Assets”):

(a)           Real Property.  All Real Property and other rights and interests in and to Real Property owned by Seller and relating to or used in connection with any portion of the Facilities, together with any additions thereto or replacements thereof, all as more particularly described in Schedule 2.1(a) (the “Transferred Real Property”);

(b)           Personal Property.  All Personal Property, other than the Excluded Assets;

(c)           Assigned Contracts.  All Assigned Contracts, comprised of both commercial Contracts and other miscellaneous minor Contracts (collectively, the “Assigned Contracts”) all as more particularly described in Schedule 2.1(c);

(d)           Books and Records.  All Books and Records; and

(e)           Permits.  All Permits relating to or used in connection with any portion of the Facilities.

2.2           Excluded Assets.  All assets and properties, of whatever kind and nature, of Seller that are not expressly included within the definition of the “Assets” shall remain the sole property of Seller and its Affiliates or such other Third Person as may be the owner thereof, including, without limitation, those assets set forth on Schedule 2.2 (collectively, the “Excluded Assets”).

2.3           Title and Risk of Loss.  Title and risk of loss with respect to the Assets shall pass to Buyer or the Title Holder, as applicable, on the Closing Date.

2.4           Assignment and Assumption.

(a)           Notwithstanding anything herein to the contrary, if an attempted sale, assignment, transfer or delivery of any Asset would be ineffective without the consent of any Third Person, or if such an act would violate the rights of any Third Person in such Asset or otherwise affect adversely the rights of Buyer in such Asset, and the applicable consent has not been obtained on or prior to the Closing Date (as set forth on Schedule 5.12), this Agreement shall not constitute an actual or attempted sale, assignment, transfer or delivery of such Asset (each, a “Restricted Asset”).  Unless and until any such consent is obtained, such Restricted Asset shall not constitute a purchased Asset and any associated Liability shall not constitute a Liability assumed by Buyer for any purpose hereunder except to the extent provided in Section 2.4(c).

(b)           In any such case, Seller shall use Reasonable Efforts to obtain, as soon as practicable, such consent.  Buyer shall cooperate reasonably with Seller, at Seller’s expense, in obtaining such consents, provided, that Buyer shall not be required to pay any cash consideration therefor or give or allow to remain in effect any guaranty, letter of credit, performance bond or other financial assurance.  As soon as such consent is obtained, Seller shall sell, transfer, convey, assign and deliver to Buyer, for no additional consideration, all of Seller’s right, title and interest in such Restricted Asset, and such Restricted Asset shall constitute an Asset and all associated Liabilities shall constitute Liabilities of Buyer for all purposes hereunder after such date.

(c)           Until such consent shall have been obtained, Seller shall at its expense effect an alternate arrangement, in the form of a license, sublease, operating agreement or other arrangement, in any case reasonably satisfactory to Buyer, which results in Buyer receiving all the benefits and bearing all the ordinary course costs, Liabilities and other obligations with respect to each Restricted Asset, from the Closing Date until such time as such consent is obtained, that Buyer would have received and born, respectively, if such Restricted Asset had constituted an Asset as of the Closing.

SECTION 3.         PURCHASE PRICE

3.1           Purchase Price.  The purchase price (the “Purchase Price”) of the Assets shall be the sum of One Hundred and Twenty-Five Million and 00/100 Dollars ($125,000,000) plus or minus the adjustments (the “Purchase Price Adjustments”) set forth on the Closing Settlement Statement in substantially the form attached hereto as Exhibit 3.1 (the “Closing Settlement Statement”), to be delivered by Seller to Buyer at least one (1) business day prior to the Closing Date.  The Purchase Price shall be due to Seller at Closing and shall be paid as provided in Section 8.1 by wire transfer in immediately available funds to an account previously designated by Seller.  The Closing Settlement Statement shall set forth all Purchase Price Adjustments required under this Agreement, including the adjustments contemplated by Sections 7.8, 7.9(a), 7.14. 8.4, 9.1, 9.2 and 11.2.  As promptly as possible following the Closing Date, Buyer will prepare and deliver to Seller a revised Closing Settlement Statement (the “Revised Settlement Statement”) that will reflect the actual adjustments required under Sections 7.8, 7.9(a), 7.14, 8.4, 9.1, 9.2 and 11.2, and will be accompanied by necessary back-up for such adjustments.  Seller will have a period of thirty (30) days to review the Revised Settlement Statement.  If it does not notify Buyer of any objections to the revised Settlement Statement within such period the Revised Settlement Statement will be deemed to be final and the Parties will make any necessary payments to each other.  If Seller objects to any portion of the Revised Settlement Statement, the Parties will promptly attempt to resolve such objections in accordance with the procedures set forth in Section 10.1(d), except that any arbitrator will be an accountant with at least ten (10) years of experience instead of being a an environmental consultant.  The Revised Settlement Statement shall be adjusted in accordance with any final decision that is reached pursuant to such procedures and the Parties will make any necessary payments to each other.

SECTION 4.         CERTAIN CONTRACTUAL OBLIGATIONS

4.1           Certain Contractual Obligations.  Subject to the provisions of Section 4.8, in connection with the sale of the Assets hereunder, upon Closing, Buyer, or the Title Holder, as applicable, shall assume, perform and satisfy the obligations arising under the Intangibles at and after the Closing Date.

4.2           Omnibus Agreement.  At Closing, Buyer and Seller shall enter into, and Buyer and Seller shall cause each other party to the Omnibus Agreement to enter into, the Amended and Restated Omnibus Agreement in the form of Exhibit 4.2 attached hereto.

4.3           Indemnification Agreement.  At Closing, Buyer and Seller shall enter into, and Buyer and Seller shall cause each other party to the Indemnification Agreement to enter into, the Indemnification Agreement in the form of Exhibit 4.3 attached hereto.

4.4           Remediation Access Agreement.  Subject to the provisions of Section 4.8, Buyer or the Title Holder, as applicable, and Seller, at Closing, shall enter into an Environmental Remediation Access Agreement in the form of Exhibit 4.4 attached hereto.

4.5           Terminaling Services Agreement.  At Closing, Seller and Buyer shall enter into the Terminaling Services Agreement—Southeast and Collins/Purvis, in the form of Exhibit 4.5 attached hereto.

4.6           Notification of Post-Closing Date Non-Compliance.  Subsequent to the Closing Date, Buyer shall promptly notify Seller in writing of any notice of Claim (whether by act or omission) of any Applicable Law governing the Assets and the Business or its operation or condition, whether environmental or mechanical in nature and received by Buyer, from any Governmental Authority, which Claim relates in time to the period of ownership of the Assets and operation of the Business prior to the Closing.  Notwithstanding any indemnity by Seller therefor contained in this Agreement, such notice shall describe the Claim in reasonable detail and shall also include copies of any notices and other documents received from any such Governmental Authority in respect of any such asserted Claim.  To the extent Seller assumes financial responsibility for any such Claim, Buyer agrees not to respond to or engage in settlement negotiations with respect to any such controversies without first conferring with Seller.

4.7           Retained Liabilities.  Except for the express assumption by Buyer and the Title Holder of certain obligations as provided in this Section 4, and Sections 7.8, 7.9, 7.10, 7.11, 8.4, 9.1, 9.2 and 11.2 and notwithstanding any other provision of this Agreement, neither Buyer nor the Title Holder shall assume or be bound by, and Seller hereby acknowledges the retention of, any duties, responsibilities, obligations or Liabilities of Seller of any kind whatsoever, whether or not such duties, responsibilities, obligations or Liabilities are disclosed on any Schedules attached hereto, relating to ownership and operation of the Assets prior to the Closing Date, together with all items of expense, including accounts payable, attributable to the Business through the close of business on the Closing Date (collectively, the “Retained Liabilities”; provided that the term “Retained Liabilities” shall not include “Retained Environmental Claims” or “Environmental Loss” the indemnification for which is governed by Section 10).  Nothing contained in the Schedules hereto shall increase, decrease or modify in any way whatsoever Buyer’s or the Title Holder’s pre-Closing Date obligations under Section 4.1, nor result in Buyer or the Title Holder becoming responsible for any Liabilities or duties of Seller other than those assumed under this Agreement.

4.8           Joint and Several Liability.  If any portion of the Assets are transferred to the Title Holder, or if the Title Holder assumes any Liabilities under this Agreement or any of the Transaction Documents, Buyer and the Title Holder will be jointly and severally liable for all Liabilities of either Buyer or the Title Holder under this Agreement and such Transaction Documents, and Buyer will cause the Title Holder to execute and deliver at Closing an agreement in form and substance satisfactory to Seller acknowledging and agreeing to the same.

SECTION 5.         REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

5.1           Organization and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, having all necessary power and authority to carry on its business as presently conducted and to own, lease, and operate all properties and assets now owned, leased or operated by it, is duly qualified to do business and is in good standing in the States of Alabama, Georgia, Mississippi, North Carolina, South Carolina, Tennessee and Virginia.

5.2           Authority; Authorization of Agreement.  Seller has all requisite corporate power and authority to execute and deliver the Transaction Documents, to consummate the transactions contemplated thereby and to perform all the terms and conditions hereof to be performed by it.  Such execution, delivery and performance of the Transaction Documents by Seller, and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action.  Each Transaction Document has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar Applicable Laws relating to or affecting the enforcement of creditor’s rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

5.3           No Violation.  The Transaction Documents and the execution and delivery hereof and thereof by Seller does not, and the fulfillment and compliance with the terms and conditions hereof, and the consummation of the transactions contemplated hereby or thereby will not:

(a)           violate or conflict with any provision of Seller’s corporate charter or other organizational or governance documents of Seller;

(b)           violate or conflict with any provision of any Applicable Law or any Proceeding applicable to or binding upon Seller;

(c)           except as set forth on Schedule 5.3(c), constitute a Default under, or accelerate or permit the acceleration of performance required by any material Contract to which Seller is a party or by which it is bound or to which any of the Assets is subject; or

(d)           result in the creation of or imposition of any Lien in favor of a creditor of Seller upon any of the Assets.

5.4           Compliance with Laws; Taxes; Permits.

(a)           Except as disclosed in Schedule 5.4, Seller is not in violation of or in Default under any Applicable Law (except any such violation or Default as would not reasonably be expected to have a Material Adverse Effect); and

(b)           Except as disclosed in Schedule 5.4, Seller has filed in a timely manner all material reports, returns and forms as may have been required under Applicable Law, including without limitation, all required Tax Returns, and has paid (except amounts for Taxes being diligently contested in good faith by appropriate procedures and disclosed in Schedule 5.4) all required Taxes or similar assessments including any interest, penalties or additions attributable thereto shown as due on all such filings.  No Liens, Proceedings or other actions that are pending, open or to the best knowledge of Seller, threatened, seek the assessment or collection of additional Taxes of any kind from Seller specifically relating to any portion of the Assets, and to the best knowledge of Seller, no other examination by the Internal Revenue Service or any other taxing authority affecting any portion of the Assets is now pending.  Taxes that Seller was required by Applicable Law to withhold or collect in respect to the Assets have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by Seller for such payment when due and payable.

(c)           Except as disclosed in Schedule 5.4, (i) Seller has all Permits necessary for the operation of the Business as currently conducted by it (including those required in connection with the construction, repair, maintenance, ownership, use, occupation and operation of the Facilities), (ii) each such Permit is in full force and effect, and (iii) Seller is in compliance with all its obligations with respect thereto, and no event has occurred that permits, or upon the giving of notice or the passage of time or both would permit, the revocation or termination of any thereof, other than Permits, the failure of which to obtain or hold would not have a Material Adverse Effect.

5.5           Assigned Contracts and Rights-of-Way.  Except as disclosed in Schedule 5.5, to the best knowledge of Seller, Seller is not in, nor has Seller received written notice of, Default under any Assigned Contract or any Right-of-Way to which it is a party, or by which it or the Assets are bound.  All Assigned Contracts and Rights-of-Way represent valid, binding and enforceable agreements of Seller, and to the best knowledge of Seller, all other parties thereto, subject to applicable bankruptcy, insolvency, or other similar Applicable Laws relating to or affecting the enforcement of creditors’ rights generally, and there is no pending modification or cancellation of same.  Seller has not received any communication from, or given any communication to, any other party indicating that Seller or such other party, as the case may be, is currently in Default under any Assigned Contracts.  Seller has made available to Buyer true, correct and complete copies of all Assigned Contracts and Rights-of-Way affecting the Assets, as currently operated.  In connection with all leases, if any, encumbering the Assets (i) to the best knowledge of Seller, no tenant has or has asserted any Claim, offset, right or recoupment of defense against the landlord under a lease or otherwise, (ii) all obligations of the landlord required to be performed under all such leases prior to Closing, have been and will be, fully performed by Seller, and (iii) no tenant has any option or right of first refusal to purchase all or any portion of the Assets.

5.6           Assets.  Except for the Excluded Assets disclosed in Schedule 2.2, the Assets constitute all of the properties, rights and assets necessary for the operation of, relating to or used in connection with the Business as currently operated.

5.7           Title to Personal Property.  Except as disclosed in Schedule 5.7, Seller has good, valid, and marketable title to the Personal Property that it owns, or, in the case of Personal Property that it leases, the valid right to possession of the same pursuant to valid leases or other agreements, in each case free and clear of all Liens, except for the Permitted Encumbrances and except for leaseholds, easements, encumbrances, Liens, effects and special assessments of record which would not materially affect the marketability or the current use of such Personal Property.

5.8           Environmental Compliance.

(a)           Except as disclosed in the Baseline Environmental Report, the index of which is attached hereto as Schedule 5.8, to the best knowledge of Seller, the condition and operation of the Assets are in compliance with applicable Environmental Laws;

(b)           Seller has furnished, made available to and transferred to Buyer all Books and Records in Seller’s custody or control relating to environmental conditions at the Facilities and the compliance of the Assets with Environmental Laws;

(c)           Except as disclosed in the Baseline Environmental Report, to the best knowledge of Seller, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that will prevent continued compliance of the condition and operation of Assets with applicable Environmental Laws and the terms and conditions of any Permits;

(d)           Except as disclosed in the Baseline Environmental Report, to the best knowledge of Seller, Seller has not received, and has no knowledge of any third party previously or currently having an interest in the Transferred Real Property receiving, any written notice from any Governmental Authority of any actual or potential non-compliance with the terms and conditions of any Permits with respect to any portion of the Assets;

(e)           Except as disclosed in the Baseline Environmental Report, to the best knowledge of Seller, Seller has not received, and has no knowledge of any third party previously or currently having an interest in the Transferred Real Property receiving,  any written notice of any filing to commence any civil, criminal or administrative Proceeding involving the Assets and arising under any applicable Environmental Laws; and

(f)            Except as disclosed in the Baseline Environmental Report, to the best knowledge of Seller, there are no liens, declarations or deed restrictions that have arisen or been imposed pursuant to any Environmental Laws on the Assets, nor any action that any governmental Authority has been taken or is in the process of taking which could subject any of such Assets to such liens, declarations or deed restrictions.

(g)           Except as disclosed in the Baseline Environmental Report, there is no water, chemical or gaseous seepage, diffusion or other intrusion into the Transferred Real Property, including, without limitation, any subterranean portions, that impair or could impair the beneficial use of the Transferred Real Property, Structure or any Tangible Real Asset.

5.9           Books and Records.  The Books and Records have been maintained in accordance with good business practices.

5.10         Litigation.  Except as disclosed in Schedule 5.10, there is no Claim or Proceeding or, to the best knowledge of Seller, threatened Claim or Proceeding, against Seller or any of its Affiliates (i) involving, directly or indirectly, any of the Assets or (ii) seeking to prevent or challenge any of the transactions contemplated by any Transaction Document at law or in equity, by or before any Governmental Authority or any arbitrator or mediator which on the date hereof is still pending or threatened, and which, if adversely determined, would impair or prohibit the consummation of the transactions contemplated hereby or that could reasonably be expected to result in a Material Adverse Effect.  Except as set forth in Schedule 5.10, there are no orders, writs, judgments, stipulations, injunctions, decrees, determinations, awards or other decisions of any Governmental Authority, or any arbitrator or mediator, outstanding against Seller, or any of the Assets.

5.11         No Broker.  Seller has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against any of the Parties for any brokerage commission, finder’s fee or other similar payment.

5.12         Third Party Consents.  Except as set forth in Schedule 5.12, no consent, approval, waiver or authorization of any Third Person is required to be obtained in connection with the execution and delivery of this Agreement by Seller, or the consummation by Seller of the transactions contemplated hereby, except any such consent that has been received and except where the failure to obtain such consent has not had and will not have a Material Adverse Effect.

5.13         Governmental Approval.  Except as set forth on Schedule 5.13, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

5.14         Financial Statements.

(a)           Seller has delivered to Buyer the unaudited results of operations of the Business for the nine months ended September 30, 2007 and the twelve months ended December 31, 2006 and 2005 (collectively, the “Unaudited Results of Operations”) and forecasted results of operations for the three months ended December 31, 2007.  The financial forecast was prepared by Seller based on the information in Seller’s Books and Records and upon assumptions that Seller believes are reasonable under the circumstances for which such forecast was prepared.  Seller has no knowledge of any event or change in circumstance with respect to the Business since the date of such forecast that causes Seller to believe that the assumptions upon which such forecast was based are no longer valid or reasonable.

(b)           The Unaudited Results of Operations fairly represent, in all material respects, the results of operations of the Business for the periods covered thereby in accordance with GAAP, and the financial statements to be delivered pursuant to Section 7.13 will fairly represent, in all material respects, the financial position, results of operation and cash flows of the Business as and at the relevant dates thereof and for the periods covered thereby in accordance with GAAP.  The Unaudited Results of Operations reflect, and the financial statements to be delivered pursuant to Section 7.13 will reflect, the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.  The Unaudited Results of Operations were prepared, and the financial statements referred to in Section 7.13 will be prepared, from and in accordance with the accounting Books and Records of Seller.  Seller has or will deliver to Buyer copies of all letters from Seller’s auditors to Seller’s board of directors or the audit committee thereof related to the

Business during the 36 months preceding the execution of this Agreement, together with copies of all responses thereto.

5.15         Certain Personal Property.  Except as set forth on Schedule 5.15, the Personal Property is free of material defects and is in good operating condition and repair, ordinary wear and tear excepted.  The Assets, including the Facilities, have been maintained and operated in accordance with prudent and customary industry standards appropriate for the purposes for which they are currently used.

5.16         Real Property.  Except as provided in Schedule 5.16:

(a)           Schedule 2.1(a) contains a complete and accurate description of all Transferred Real Property owned or leased by Seller and used in the Business and Schedule 5.16 contains a complete and accurate description of all Permitted Encumbrances thereon;

(b)           Seller has good and marketable, fee simple title, or a good and valid leasehold interest in and to the Transferred Real Property free and clear of any Lien, subject only to Permitted Encumbrances;

(c)           to the best knowledge of Seller, the legal descriptions for the Transferred Real Property contained in the respective deeds thereof describe the properties fully and adequately;

(d)           all structures (including fences and signs), fixtures, facilities and improvements to the Transferred Real Property (“Structures”) are located within the boundary lines of the Transferred Real Property and no structures on any parcel adjacent to the Transferred Real Property encroach onto any portion of the Transferred Real Property;

(e)           no Structures encroach on any easement that burdens any portion of the Transferred Real Property, and none of the Transferred Real Property encroaches upon the Real Property of any Person;

(f)            all of the leases covering the Transferred Real Property are in full force and effect and to the best knowledge of Seller, no Default has occurred thereunder, nor any notice received which could have the effect of or be construed as a potential Default;

(g)           Seller has the right of physical and legal ingress and egress to and from all of the Transferred Real Property for all usual street, road and utility purposes and, to the best knowledge of Seller, no conditions exist that would result in the termination of such ingress and egress;

(h)           all Structures and all structural, mechanical and other physical apparatus thereof that constitute part of the Transferred Real Property, including, without limitation, the walls, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, communications, mechanical, water, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, and other material items at the Transferred Real Property (collectively, the “Tangible Real Assets”), are free from material defects, are in good operating condition and repair, normal wear and tear excepted, and are fit for the particular purpose for which they are currently being used.  For purposes of this Section 5.16(h), a material defect shall mean a condition relating to any Structure or any structural, mechanical or physical apparatus which requires an expenditure of more than $100,000 to eliminate or mitigate such circumstance;

(i)            all water, sewer, gas, electric, telephone, communications and drainage facilities, and all other utilities required by any Applicable Law at or on any Transferred Real Property are connected pursuant to valid Permits to municipal or public or other utility services or proper drainage facilities, are fully operable and are adequate to service the Transferred Real Property as currently utilized and are in compliance with the requirements of all Applicable Laws in the operation of the Business as currently conducted;

(j)            the Transferred Real Property and all present uses and operations of the Transferred Real Property comply in all respects with all Applicable Law, court orders, Permits, or restrictions of any Government Authority having jurisdiction over any portion of the Transferred Real Property (including, without limitation, those relating to zoning, land use, safety, health, employment and employment practices and access by the handicapped) covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Transferred Real Property;

(k)           none of the Structures, the appurtenances thereto or the equipment therein or the operation or maintenance thereof, violates any restrictive covenant.  The Transferred Real Property and its continued use, occupancy and operation as currently used, occupied and operated does not constitute a nonconforming use and is not the subject of a special use permit under any Applicable Law;

(l)            there are no pending, or to the best knowledge of Seller, threatened, condemnation, fire, health, safety, environmental, building, zoning or other land use regulatory Proceedings relating to any portion of the Transferred Real Property or any other matters that do or may adversely affect the current use, occupancy or value thereof, nor has Seller received notice of the filing and commencement of special assessment Proceedings affecting any portion of the Transferred Real Property;

(m)          except as set forth on Schedule 5.16, no Third Person is in possession of any of the Transferred Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other Contracts granting to any Third Person the right of use or occupancy of any portion of the Transferred Real Property;

(n)           there are no outstanding options, rights of first offer or rights of first refusal or other similar Contracts or rights to purchase the Transferred Real Property, or any portion thereof or interest therein. Seller has not transferred any air, mineral or development rights relating to its Transferred Real Property;

(o)           except as modified by the provisions of Sections 8.4, 9.1 and 9.2 hereof all Taxes on the Transferred Real Property (and applicable penalties and interest, if any) that are due and payable with respect to the Transferred Real Property have been paid or will be paid by Seller when due; and

(p)           all material Permits and authorizations required for the efficient use of and conduct of operations on the Transferred Real Property as currently conducted and all other Contracts pursuant to which Seller has obtained the right to use any Transferred Real Property are in good standing, valid and effective in accordance with their respective terms, and there is no material Default under any of such Permits, authorizations, or Contracts.

5.17         Assigned Contracts.  Seller has delivered to Buyer complete copies of all written Assigned Contracts, together with all amendments thereto, and reasonable descriptions of all material terms of all oral Assigned Contracts.

5.18         Absence of Certain Changes.  Except as contemplated by this Agreement, the Business, including the Assets, has been conducted in the ordinary course since December 1, 2007.  Except as disclosed in Schedule 5.18, since December 1, 2007, none of the items specified below has occurred with respect to the Business:

(a)           There has not been any damage, destruction, loss or other adverse change in the Assets that has had or reasonably would be expected to result in a Material Adverse Effect;

(b)           Seller has not, with respect to the Business (i) mortgaged, pledged, created or subjected to a Lien any of the Assets; (ii) sold, assigned, transferred, leased or otherwise disposed of any of the Assets, except in the ordinary course of business; (iii) transferred or granted any rights under any Assigned Contract; or (iv) modified or changed any Assigned Contract (other than any such modifications or changes that are reflected in the copies of the Assigned Contracts furnished to Buyer by Seller).

5.19         No Other Representations or Warranties.  Except for the representations and warranties of Seller in this Agreement and any Conveyance Document and the certificates, documents, instruments and writings delivered to Buyer by or on behalf of Seller pursuant to this Agreement, neither Seller nor any other Person makes or shall be deemed to have made any other representations or warranties on behalf of Seller, express or implied, and Seller hereby disclaims any such representations and warranties, whether by Seller, Seller’s employees, agents or representatives, or any other Person.  EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN ANY CONVEYANCE DOCUMENT, THE ASSETS AND THE BUSINESS ARE SOLD TO BUYER “AS IS, WHERE IS” WITH ALL FAULTS.  EXCEPT AS SPECIFICALLY SET FORTH HEREIN, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES TO BUYER AND ALL THIRD PERSONS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DESIGN, PERFORMANCE, CONDITION, CERTIFICATE, MAINTENANCE, OR SPECIFICATION.

SECTION 6.         REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

6.1           Organization and Good Standing.  Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with all necessary power and authority to carry on its business as presently conducted and to own, lease and operate all properties and assets now owned, leased and operated by it.

6.2           Authority; Authorization of Agreement.  Buyer has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it.  The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite member action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar Applicable Laws relating to or affecting the enforcement of creditor’s rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

6.3           No Violation.  The Transaction Documents and the execution and delivery hereof and thereof by Buyer do not, and the fulfillment and compliance with the terms and conditions hereof, and the consummation of the transactions contemplated hereby or thereby will not:

(a)           violate or conflict with any provision of the relevant charter or other organizational or governance documents of Buyer;

(b)           violate or conflict with any provision of any Applicable Law or any Proceeding; or

(c)           conflict with or result in a breach of, constitute a Default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of performance required by, or require any consent or approval (except for the filings under the HSR Act, if applicable) under any Applicable Law, Permit or Contract to which Buyer is a party or by which it is bound or to which any of its properties is subject.

6.4           No Broker.  Except for the engagement of Stifel, Nicolaus & Company, Incorporated on behalf of the Conflicts Committee of the Board of Directors of the General Partner, for which Buyer is solely responsible for any and all fees related to this engagement, neither Buyer nor any MLP Entity has retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against Seller for any brokerage commission, finder’s fee or other similar payment.

6.5           Governmental Approval.  Except as set forth on Schedule 6.5, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

6.6           No Other Representations and Warranties.  Except for the representations and warranties of Buyer in this Agreement and the certificates, documents, instruments and writings delivered to Seller by or on behalf of Buyer pursuant to this Agreement, neither Buyer nor any other Person makes or shall be deemed to have made any other representations or warranties on behalf of Buyer, express or implied, and Buyer hereby disclaims any such representations or warranties, whether by Buyer, Buyer’s employees, agents or representatives, or any other Person.

SECTION 7.         CERTAIN COVENANTS

7.1           Seller’s Conduct of the Business.  From the date of this Agreement until the Closing Date, Seller covenants and agrees that the Business shall be conducted only in, and Seller shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Seller shall use its Reasonable Efforts to preserve substantially intact the business organization of Seller, to keep available the services of the current officers, employees and consultants of Seller and to preserve the current relationships of Seller with customers, suppliers and other persons with which Seller has significant business relations.  Seller shall promptly notify Buyer of any event or occurrence not in the ordinary course of business of Seller, and any event of which Seller is aware which could reasonably be expected to have a Material Adverse Effect on Seller (even if the likelihood of such event has previously been disclosed).  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, Seller shall not, from the date of this Agreement until the Closing Date, directly or indirectly, do or propose to do any of the following without the prior written consent of Buyer:

(a)           Take any action or fail to take any action that would reasonably be expected to cause a Material Adverse Effect; or

(b)           Enter into any Contract or agree, in writing or otherwise, to take any action that would make any of its representations or warranties contained in this Agreement or the other Transaction Documents untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder or under the other Transaction Documents.

7.2           No Solicitation.  Until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to its terms, Seller shall not, and Seller shall cause its Representatives not to, directly or indirectly,

(i)            initiate, solicit or encourage (including by way of furnishing information regarding the Business or the Assets) any inquiries, or make any statements to third parties, which may reasonably be expected to lead to any proposal concerning the sale of Seller, the Business or the Assets (whether by way of merger, purchase of capital shares, purchase of assets or otherwise) (a “Competing Transaction”); or

(ii)           hold any discussions or enter into any agreements with, or provide any information or respond to, any Third Person concerning a potential Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any Third Person to do or seek any of the foregoing.

(iii)          If at any time prior to the earlier of (x) the Closing and (y) the termination of this Agreement pursuant to its terms, Seller is approached in any manner by a Third Person concerning a Competing Transaction, Seller shall promptly inform Buyer regarding such contact and furnish Buyer with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such third party, and Seller shall keep Buyer informed of the status and details of any future notices, requests, correspondence or communications related thereto.

7.3           Certain Notifications.  Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of:

(a)           the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which could reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and

(b)           any failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, that the delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect any remedies available to the party receiving such notice.

7.4           Access to Information.  From the date of this Agreement until the Closing Date, upon reasonable notice, Seller shall:

(a)           give Buyer and its Representatives full access to Seller’s buildings, offices, and other facilities during normal operating hours and in a manner not to unreasonably interfere with the ability of Seller to operate the Business and the Assets in accordance with normal practice, to Persons having business relationships with Seller (including suppliers, licensees, customers and distributors), and to all its books and records pertaining to the Business and the Assets, whether located on their premises or at another location,

(b)           permit Buyer to make such inspections of the Assets as it may reasonably require,

(c)           cause its officers to furnish Buyer with such financial, operating, technical and product data and other information with respect to the Business and the Assets as Buyer from time to time may reasonably request, including financial statements and schedules,

(d)           allow Buyer the opportunity to interview Seller’s employees and other personnel and Affiliates with respect to the Assets and the Business, such interviews to occur during normal operating hours and in a manner not to unreasonably interfere with the ability of Seller to operate the Business and the Assets in accordance with normal practice, and

(e)           assist and cooperate with Buyer in the development of integration plans with respect to the Business and the Assets for implementation by Buyer following the Closing;

provided, that no investigation pursuant to this Section 7.4 shall affect or be deemed to modify any representation or warranty made by Seller or Buyer herein.

7.5           Reasonable Efforts.  From the date of this Agreement until the Closing, each of Seller and Buyer shall use their respective Reasonable Efforts to cause to be fulfilled and satisfied all of the other party’s conditions to Closing set forth in Section 8.

7.6           Consents.  Seller will use Reasonable Efforts to obtain prior to Closing all consents from Governmental Authorities or under any Contracts or other agreements as may be required in connection with the Transaction so as to preserve all rights of and benefits to Seller thereunder.  At the request of Seller, Buyer shall provide Seller with such assistance and information as is reasonably requested by Seller to obtain such consents.  Any costs incurred in obtaining the consents shall be borne by Seller.

7.7           Payment of Liabilities.  Seller shall pay or otherwise satisfy in the ordinary course all of Seller’s trade payables incurred with respect to the Assets through the close of business on the Closing Date and shall fully pay or otherwise satisfy all other Retained Liabilities.

7.8           Revenues and Remittance of Monies.  All revenues attributable to the Assets and the Business through the close of business on the Closing Date shall constitute a portion of the Excluded Assets and belong to Seller, and all revenues attributable to the Assets and the Business after the Closing Date shall constitute a portion of the Assets and belong to Buyer, or the Title Holder, as applicable.  If any Party receives or pays any monies from or to a Third Person which are due to or received from the other Party, it shall promptly remit such monies to such Party or such Party shall promptly remit such monies to the requesting Party promptly following receiving from the requesting Party notice of payment thereof by the requesting Party.

In addition, subject to the provisions of Sections 3.1, 8.4, 9.1 and 9.2 the Parties agree that all bills or invoices received by Buyer or the Title Holder, as applicable, or Seller after the Closing Date with respect to utilities, phones or on-going projects related to operation, maintenance and repair of the Assets shall be pro-rated as of the Closing Date with the non-paying Party to reimburse the paying Party its pro rata share thereof within 15 calendar days of receipt of a correct invoice therefor.  Past due amounts shall accrue interest at the prime rate, plus one percent (1%), or the highest rate allowed by Applicable Law, whichever is lower, until paid in full.  As used herein, the term “prime rate” shall mean the prime rate of interest for large U.S. Money Lender Commercial Banks published under “Money Rates” in The Wall Street Journal on the date such payment became due in accordance with this Section 7.8.

7.9           Assumption of Current AFE Projects.

(a)           Set forth on Schedule 7.9(a) is a list of authorities for expenditure (“AFEs”) for projects currently being undertaken and under construction by Seller for the expansion or repair/reconstruction of facilities or tankage at various of the terminals comprising the Southeast Terminals (collectively, the “Current AFE Projects”), setting forth the budgeted cost, an estimate of the costs incurred through the Closing Date, an estimate of the cost remaining to complete and to place into service each of the Current AFE Projects (the “Estimated Current AFE Project Completion Cost”) and an estimated completion date for each.  The estimated costs incurred through the Closing Date and the Estimated Current AFE Project Completion Costs will be adjusted following the Closing in accordance with Section 3.1.  In consideration of Seller granting and Buyer receiving a reduction in the Purchase Price equal in amount to the Estimated Current AFE Project Completion Cost as reflected on the Closing Settlement Statement, Seller agrees to assign to Buyer and Buyer, from and after the Closing Date, agrees to assume all responsibilities, duties and obligations of Seller to complete the construction of and place into service the Current AFE Projects, and be responsible for all costs and expenses necessarily incurred by Buyer after the Closing Date in connection therewith, even if such costs exceed the Estimated Current AFE Project Completion Cost set forth on Schedule 7.9(a).  Likewise, Buyer shall be entitled to retain the economic benefit, and Seller shall not be entitled to receive any credit for, any cost savings related to the completion of the Current AFE Projects by Buyer in the event actual costs and expenses incurred by Buyer to complete and place into service the Current AFE Projects are less than the Estimated Current AFE Project Completion Cost.  Buyer acknowledges that the AFEs represent estimated costs only and that Seller makes no representation or warranty with respect to the accuracy of such estimates, including without limitation, the Estimated Current AFE Project Completion Cost, and acknowledges that Buyer shall have no claim against Seller therefor.  Costs and Expenses incurred by Seller on or prior to the Closing Date in connection with the AFEs will be and remain the sole responsibility of Seller.

(b)           Set forth on Schedule 7.9(b) is a list of AFEs for other projects currently being undertaken and under construction by Seller for the repair or reconstruction of facilities or tankage at various of the terminals comprising the Southeast Terminals for which Buyer will receive no reduction in the Purchase Price (collectively, the “Other AFE Projects” and together with the Current AFE Projects, the “AFE Projects”).  Seller agrees to assign to Buyer and Buyer, from and after the Closing Date, agrees to assume all responsibilities, duties and obligations of Seller to complete the construction of and place into service the Other AFE Projects, and be responsible for all costs and expenses incurred by Buyer after the Closing Date in connection therewith.  Costs and Expenses incurred by Seller on or prior to the Closing Date in connection with the Other AFE Projects will be and remain the sole responsibility of Seller.

(c)           Buyer agrees to undertake and conduct, or cause to be under taken and conducted, the construction required to initiate, complete and place in service the AFE Projects, such work to be performed in a good and workmanlike manner in accordance with applicable industry standards and Applicable Law.

7.10         Assumed AFE Projects Indemnity and Release.  In conjunction with Buyer’s and Seller’s respective undertakings and agreements set forth in Section 7.9 above with regard to the AFE Projects, Buyer agrees to release and forever discharge Seller, its subsidiaries and its affiliated entities, including without limitation its parent companies, TransMontaigne Inc. and Morgan Stanley Capital Group Inc., and their respective past, current and future officers, directors, agents, contractors, subcontractors, employees, successors and assigns of and from any and all actions and causes of action, suits, claims, demands, damages, losses, judgments, liens and controversies of every kind and nature whatsoever, whether known or unknown, in law or in equity, that Buyer now has, ever had, or may have against Seller arising out of or related to the AFE Projects.  From and after the Closing Date, Buyer shall protect, defend, hold harmless, and indemnify Seller, its subsidiaries and its affiliated entities, including without limitation its parent companies, TransMontaigne Inc. and Morgan Stanley Capital Group Inc., and their respective past, current and future officers, directors, agents, contractors, subcontractors, employees, successors and assigns, from and against any and all expenses, claims, liens, actions, liabilities, attorneys’ fees and court costs, damages, losses, penalties, fines and interest of any kind whatsoever (including but not limited to, claims or liabilities relating to the death of or injury to persons and damage to property) arising out of or related to the AFE Projects.  Claims for indemnity hereunder shall be made in accordance with and governed by the procedures and provisions outlined in Sections 10.6, 10.7 and 10.8 hereof.

7.11         Defense Energy Support Center Terminaling Agreement — Novation Agreement.  Promptly after Closing, Seller agrees and covenants to prepare and submit to Buyer and Buyer agrees to execute and deliver to Seller a novation agreement substantially in the form of the Novation Agreement attached hereto as Exhibit 7.11(a), which Seller shall promptly submit to Defense Energy Support Center (“DESC”) for approval to transfer Seller’s right in and to that certain Terminal Agreement between the DESC and Seller dated March 15, 2002, as amended, and denominated as contract number DESC-SPS-1 (the “DESC TSA”) to Buyer.  Until such agreement is received, at Closing, Seller agrees to execute a letter agreement in the form of the Letter Agreement attached hereto as Exhibit 7.11(b) pursuant to which Seller agrees to undertake to coordinate with the DESC and Buyer to assure that Buyer receives the economic benefit of the DESC TSA from and after the Closing Date.  All costs or expenses incurred with respect to the preparation and submission of the Novation Agreement and obtaining the approval thereof by the DESC shall be borne by Seller.

7.12         Confidentiality.  Subsequent to the Closing Date, and for a period of five (5) years thereafter, Seller shall not use or provide, and shall use Reasonable Efforts to prohibit any of its respective Affiliated Companies, employees, agents, accountants, legal counsel or other representatives from directly or indirectly using or providing to any Person any confidential information of any kind concerning the Assets except that which is or becomes publicly available other than as a result of disclosure by Seller or its Affiliated Companies in violation of this Section 7.12, or except as required to be disclosed by Applicable Law or as may reasonably be deemed necessary by Seller in the prosecution of any Proceeding; provided, however, that as to any disclosure that shall be made, Seller, to the extent permitted by Applicable Law, shall as soon as practicable give Buyer written notification that explains in reasonable detail the basis for such disclosure.

7.13         Financial Statements.  As soon as practicable after the Closing Date, but in no event later than 75 days after the Closing Date, Seller shall deliver to Buyer the audited balance sheets of the Business as of December 31, 2005 and August 31, 2006 and the related statements of income, and cash flows for each of the calendar year ended December 31, 2005 and the eight months ended August 31, 2006, and the notes thereto, if any, together with the report of KPMG LLP, independent certified public accountants, thereon.

7.14         HSR Act.  Each Party has previously cooperated fully with the other Party (a) to cause to be filed with the FTC and the DOJ the notification and report forms to the extent required under the HSR Act in connection with the sale of the Assets contemplated herein, (b) to seek early termination of the applicable waiting period thereunder, and (c) to file or provide, as promptly as practicable, any supplemental information that may be reasonably requested by the FTC or DOJ in connection with such filings or make any further filings pursuant thereto that may be necessary.  Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act.  Each Party shall keep the other Party fully advised with respect to any requests from or communications with the FTC or DOJ and shall consult with the other Party with respect to all filings and responses thereto.  Buyer shall pay all HSR filing fees; however, the HSR filing fees shall be shared equally by Buyer and Seller and Buyer shall receive a credit for Seller’s portion of such fees as set forth in the Closing Settlement Statement.

In the event the DOJ or FTC imposes conditions with respect to any consent or approval that are not reasonably satisfactory to a Party, then such Party shall promptly provide the other Party with written notice of such objection and thereafter either Party may terminate this Agreement. The Closing Date will be extended to the extent necessary to obtain such HSR Act approval; provided, however, that if the transaction is not approved under the HSR Act consistent with the terms of this Agreement on or before January 31, 2008, or at such later date as is otherwise agreed between the Parties in writing, either Party may terminate this Agreement.

7.15         Damage or Condemnation.  If the Facilities or any part thereof is damaged or condemned or condemnation proceedings affecting any part of the Assets are filed or threatened prior to the Closing Date, and the cost of the restoration or repair of such part of the Assets to its condition immediately prior to such damage or condemnation, as reasonably estimated by Seller, shall exceed $2,000,000, then Seller shall promptly give written notice thereof to Buyer giving the full particulars of such damage or condemnation, the estimated time for completion of such restoration or repair, and Seller’s estimate of the cost of restoration or repair thereof (the “Damage Notice”).  In any Damage Notice, Seller shall also elect to either (i) bear all costs of repair or restoration up to a maximum of $2,000,000 or (ii) attempt to agree with Buyer upon an appropriate adjustment to the Purchase Price for such matters.  Within ten (10) business days of the date of receipt by Buyer of a Damage Notice, Buyer may, at its option, give written notice either to attempt to agree with Seller upon an appropriate adjustment to the Purchase Price, or to direct Seller to proceed with the repair and restoration work.  In the event the repair and restoration work is reasonably estimated by Seller to cost in excess of $2,000,000, Seller may decline to proceed with repair and restoration work in which event Buyer may terminate this Agreement, and neither Party shall have any further liability or obligation to the other hereunder for damages or otherwise.

SECTION 8.         CLOSING

8.1           Conditions to Obligations of Buyer at Closing.

The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

(a)           Compliance, Accuracy of Representations.  Seller shall not be in breach of any of its covenants, agreements, and conditions required by this Agreement to be performed, satisfied, or complied with by it on or before the Closing, and all representations and warranties of Seller under this Agreement shall

(i)            in the case of representations and warranties not qualified by reference to materiality or “Material Adverse Effect,” be true in all material respects, and

(ii)           in the case of representations and warranties that are so qualified, be true in all respects,

in each case, except for those made as of a particular date, on and as of the Closing Date, except in each case for (A) changes permitted or contemplated by this Agreement, and (B) such failures of representations and warranties to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Officers’ Certificates.  Buyer shall have received certificates dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer:

(i)            signed by the President or Vice President of Seller certifying that (A) all representations and warranties made by Seller in this Agreement or in any certificate, document, instrument or other writing delivered to Buyer by or on behalf of it under this Agreement are true and correct on and as of the Closing Date as though made on, as of and with respect to the Closing Date, and (B) all covenants, agreements, and conditions required by this Agreement to be performed, satisfied or complied with by Seller on or before the Closing Date have been performed, satisfied and complied with; and

(ii)           signed by Secretary or an Assistant Secretary of Seller certifying (A) the accuracy and completeness of the copies of, as well as the current effectiveness of, the resolutions to be attached thereto of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, and (B) the incumbency of the officers executing this Agreement on behalf of Seller and any documents to be executed and delivered by Seller at the Closing.

(c)           No Orders or Lawsuits.  No order, writ, injunction or decree shall have been entered and be in effect by any court of competent jurisdiction or any Governmental Authority, and no Applicable Law shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby.  No

Proceeding initiated by any Person shall be pending before any court or Governmental Authority seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

(d)           HSR Act.  All applicable waiting periods under the HSR Act shall have expired or been terminated, and the consent or approval of the DOJ and the FTC, if any, shall be in form and substance reasonably satisfactory to Buyer.

(e)           Third Person Consents.  Seller shall have obtained all material Third Person consents or waivers necessary to consummate the transactions contemplated by this Agreement, including the consents set forth in Schedule 5.12, all of such consents and waivers being in form and substance reasonably satisfactory to Buyer.

(f)            No Material Adverse Effect.  Since the date of this Agreement, there shall not have been a Material Adverse Effect.

(g)           Conveyance Documents.  Seller shall have duly executed and delivered to Buyer or Title Holder the Conveyance Documents.

8.2           Conditions to Obligations of Seller at Closing.

The obligations of Seller to sell and transfer the Assets and Facilities under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

(a)           Compliance; Accuracy of Representations.  Buyer shall not be in material breach of any of its covenants, agreements, and conditions required by this Agreement to be performed, satisfied, or complied with by it on or before the Closing, and the representations and warranties of Buyer in this Agreement or in any certificate, document, instrument or writing delivered to Seller by or on behalf of Buyer under this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though they had been made on the Closing Date.

(b)           Officers’ Certificates.  Seller shall have received certificates dated as of the Closing Date, in form and substance reasonably satisfactory to Seller;

(i)            signed by the President or a Vice President of Buyer certifying that (A) all representations and warranties made by Buyer in this Agreement or in any certificate, document, instrument or other writing delivered to Seller by or on behalf of it under this Agreement are true and correct on and as of the Closing Date as though made on, as of and with respect to the Closing Date, and (B) all covenants, agreements, and conditions required by this Agreement to be performed, satisfied or complied with by it on or before the Closing Date have been performed, satisfied and complied with; and

(ii)           signed by Buyer’ Secretary or an Assistant Secretary of Buyer certifying (A) the accuracy and completeness of the copies of, as well as the current effectiveness of, the resolutions to be attached thereto of the Board members of Buyer authorizing the execution, delivery and performance of this

Agreement and the consummation of the transactions contemplated herein, and (B) the incumbency of the officers executing this Agreement on behalf of Buyer and any documents to be executed and delivered by Buyer at the Closing.

(c)           No Orders or Lawsuits.  No order, writ, injunction or decree shall have been entered and be in effect by any court of competent jurisdiction or any Governmental Authority, and no Applicable Law shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby.  No Proceeding initiated by any Person shall be pending before any court or Governmental Authority seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

(d)           HSR Act.  All applicable waiting periods under the HSR Act shall have expired or been terminated, and the consent or approval of the DOJ and the FTC, if any, shall be form and substance reasonably satisfactory to Seller.

(e)           Third Person Consents.  Buyer shall have obtained all material Third Person consents or waivers necessary to consummate the transactions contemplated by this Agreement, all of such consents and waivers being in form and substance reasonably satisfactory to Seller.

(f)            Purchase Price.  Buyer shall deliver to Seller on the Closing Date the Purchase Price in accordance with Section 3.1.

8.3           Closing.  The Closing shall take place at the offices of Seller, 1670 Broadway, Suite 3100, Denver, Colorado 80202, or such other place mutually agreeable to the Parties, on December 31, 2007 at a time agreed upon by the Parties, which date may be extended only by mutual written agreement of the Parties.

8.4           Prorations.  Subject to Section 9.1 below, Buyer and Seller agree that all of the items normally prorated, including those listed below (but not including Income Taxes), relating to the business and operation of the Assets shall be prorated as of the close of business on the Closing Date, with Seller liable to the extent such items relate to any time period on or prior to the close of business on the Closing Date, and Buyer liable to the extent such items relate to periods commencing after the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

(a)           Personal property, real estate and occupancy Taxes, assessments and other charges, if any, on or with respect to the business and operation of the Assets; and

(b)           Sewer rents and charges for water, telephone, electricity and other utilities.

In connection with the prorations referred to in subparagraph (a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual Taxes or other amounts accrued through the close of business on the Closing Date or paid for the most recent year (or other appropriate period) for which actual Taxes or other amounts paid are available.  All such amounts shall be reflected on the Closing Settlement Statement.  All prorations with respect to items listed in subparagraph (b) shall be made based on the number of days in a year or other appropriate period (i) before and including the Closing Date and (ii) after and excluding the Closing Date.  Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section and reflected on the Closing Settlement Statement.

SECTION 9.         TAX MATTERS

9.1           Taxes and Recording Fees.  All Taxes (excluding taxes associated with financial gains or profits recognized by Seller attributable to the transactions contemplated by this Agreement, including without limitation the sale of the Assets to Buyer, which taxes shall be borne solely by Seller) and recording and conveyance fees incident to the transactions contemplated by this Agreement shall be shared equally by Buyer and Seller as reflected on the Closing Settlement Statement.  Buyer or Seller, as applicable, shall pay any such Taxes in a timely fashion to the appropriate Governmental Authority and shall reasonably promptly invoice the other Party for reimbursement pursuant to Section 7.8  Buyer shall be responsible for filing any Tax Returns with respect to the taxes described in this Section 9.1.

9.2           Allocation of Taxes.  Each Party shall be liable for its respective pro rata portion of all ad valorem or property Taxes imposed upon any property or lease included in the Assets for the Closing Year.  The Purchase Price shall be reduced by a reasonable estimate of all ad valorem or property Taxes for the Closing Year (based on the Taxes for the Prior Year) prorated to the close of business on December 31, 2007 as reflected on the Closing Settlement Statement; Seller shall make available to Buyer copies of all statements and assessments reflecting such Taxes for the Prior Year.  Buyer shall pay such sums to the appropriate taxing authorities when due, unless Buyer shall be challenging, diligently and in good faith, either the imposition or authority of such Tax by appropriate proceedings.  Except as set forth in this Section 9.2, Buyer shall not have any other liability for Taxes payable by Seller relating to the operations or business of Seller or the transactions contemplated hereunder.

SECTION 10.       INDEMNIFICATION

10.1         Environmental Indemnification.  If the Closing occurs, Seller shall indemnify Buyer, its Affiliates and each of their respective officers, directors, employees, unitholders and representatives and hold them harmless from any loss, liability, claim, damage, charge, cost or expense (including, without limitation, reasonable attorney and expert fees and expenses) suffered or incurred by any such indemnified party with respect to the breach or violation of any Environmental Law (in effect as of the Closing Date) to the extent arising out of acts or omissions occurring, or conditions existing (whether known or unknown), at or before the close of business on the Closing Date in connection with the Assets (“Environmental Loss”), whether such loss, liability, claim, damage, charge, cost or expense is incurred before or after the Closing Date and whether arising onsite or off-site, including, but not limited to, all Environmental Losses in connection with bringing the Assets into compliance with Environmental Laws in effect as of the Closing Date and the investigation or remediation of hazardous substance contamination involving the Assets; provided, however, that, except with respect to Environmental Losses attributable to the Retained Environmental Claims which shall remain the responsibility of Seller, including the undertaking, conduct and continuation of remediation thereof as required by Applicable Law (the “Remedial Activity”) without monetary limitation, Seller’s aggregate liability hereunder for Environmental Losses, excluding Environmental Losses attributable to Retained Environmental Claims, shall be limited to $15,000,000, and, further provided, that subsequent to the Closing Date and for a period of five (5) years thereafter, Buyer covenants and agrees not to voluntarily undertake any specific affirmative environmental investigative program, the intent of which is to discover, locate or uncover any environmental conditions or omissions relating to the Assets for the sole purpose of establishing an Environmental Claim or Loss for which Buyer would seek indemnification from Seller.  Such covenant, however, shall not apply to the undertaking by Buyer of (i) normal construction, relocation, maintenance and repair activity involving the Assets, (ii) any investigation of environmental conditions related to the Assets which is determined by Buyer to be required for purposes of compliance with Environmental Laws, or (iii) any investigation or delineation of environmental conditions with respect to the Assets required by a Governmental Authority, it being understood by the Parties that any of the foregoing, may lead to the discovery of an environmental condition or omission which may form the basis for an Environmental Claim hereunder.

If after the Closing Date, contamination begins to migrate on-site with respect to the Assets from an off-site location, Buyer shall be responsible for remediating any on-site contamination resulting therefrom and for any increased costs incurred by Seller with respect to ongoing Remedial Activity, except to the extent the off-site contamination was caused by Seller, or initially emanated from on-site contamination attributable to Seller.  Contamination that migrates on-site from an identified, existing off-site location as a result of Remedial Activity being undertaken by Seller shall remain the responsibility and liability of Seller.  In the event currently unknown off-site contamination migrates on-site as a result of Remedial Activity being undertaken by Seller, then Seller will modify its operations with respect to such Remedial Activity to the extent such operations are contributing to the on-site migration and such modifications shall not unreasonably interfere with such party’s other ongoing Remedial Activities, and Seller will cooperate with Buyer to keep the migration off-site and to develop a cooperative remediation plan for such on-site migration.

(a)           Seller’s liability under this Section 10.1, except with respect to Retained Environmental Claims (which are not subject to a deductible, a cap, or limitation of time), shall not commence to accrue until Buyer has incurred an aggregate of $250,000 in Environmental Losses, which sum shall be deemed a deductible, for which Seller shall have no liability.  Seller’s liability under this Section 10.1 shall be monetary only and Buyer shall not be entitled to make a claim for specific performance with respect to any Remedial Action (as defined below).

(b)           Without limiting the other provisions of this Section 10, if Buyer has a claim against Seller related to an Environmental Loss, Buyer shall manage any investigation, remediation, corrective action or other activities (“Remedial Action”) required to address the conditions giving rise to such claim.  Without limiting Buyer’s right to make claims for indemnification under this Section 10.1, Buyer shall cooperate with Seller and shall, if reasonable, avoid taking any action that would have an adverse effect on Seller’s ability to seek reimbursement under any applicable insurance policy for the benefit of Seller, or on Seller’s ability to exercise any available contractual rights of contribution or indemnification.

Buyer shall (i) provide Seller the opportunity to review in advance such Remedial Action to be taken or implemented and the form and substance of any plan, report or submission to be transmitted to any Governmental Authority regarding such Remedial Action, and (ii) provide Seller periodic written reports regarding the status of such Remedial Action, including any correspondence with any Governmental Authority regarding such Remedial Action, but Buyer’s decisions after the Closing Date on such matters shall not be subject to Seller’s approval.

(c)           Any dispute, controversy or claim for an Environmental Loss arising under this Section 10.1  (“Dispute”) will be resolved in accordance with the procedures specified in subparagraph (d) below, which will be the sole and exclusive procedure for the resolution of any such Dispute, except that a Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, such action is necessary to avoid irreparable damage or to preserve the status quo.  Despite that action, the Parties will continue, subject to subparagraph (d)(v) below, to participate in good faith in the procedures specified in this Section 10.1.

(d)           Arbitration Procedures.

(i)            Either Party wishing to initiate the dispute resolution procedures set forth in this Section 10.1(d) with respect to a Dispute not resolved in the ordinary course of business must give written notice of the Dispute to the other Party (“Dispute Notice”).  The Dispute Notice will include (i) a statement of that Party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive or non-lawyer representative who will represent that Party, and of any other person who will accompany the executive or representative, in the negotiations under subparagraph (ii) below.

(ii)           Negotiation Between Executives/Representatives.  If one Party has given a Dispute Notice under the preceding subsection, the parties will attempt in good faith to resolve the Dispute within forty-five (45) calendar days of the notice by negotiation between executives and appointed representatives who have authority to settle the Dispute.  Within fifteen (15) calendar days after delivery of the Dispute Notice, the receiving Party will submit to the other Party a written response.  The response will include (i) a statement of that Party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive or appointed representative who will represent that Party and of any other person who will accompany the executive or appointed representative.  Within forty-five (45) calendar days after delivery of the Dispute Notice, the executives or appointed representatives of both parties will meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the Dispute.

(iii)          Arbitration.  If the Dispute has not been resolved under the preceding subparagraphs (i) and (ii) within ninety (90) calendar days of the Dispute Notice, and only in such event, either Party may initiate the arbitration procedure of this subsection by giving written notice to the other Party (“Arbitration Notice”).  The Dispute will be finally resolved by binding arbitration in accordance with the then current Arbitration Rules of the American Arbitration Association (“AAA”).  If the amount in controversy is less than $500,000, there will be a single arbitrator, chosen by mutual agreement of both Parties.  If the amount in controversy is $500,000 or more, there will be three arbitrators, one to be selected by each Party and the third to be jointly selected by the other two arbitrators.  If the Parties cannot jointly select an arbitrator within thirty (30) calendar days of the Arbitration Notice, the AAA will select the arbitrator(s).  The arbitrator(s) (“Environmental Arbitrator”) shall be a nationally recognized environmental consultant.  The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, as amended (the “Act”), and to the extent not inconsistent with the Act, the Colorado statutes applicable to commercial arbitration.  Judgment upon the award rendered by the Environmental Arbitrator(s) may be entered by any court of any state having jurisdiction.  The statute of limitations of the State of Colorado for the commencement of a lawsuit will apply to the commencement of an arbitration under this Agreement, except that no defenses will be available based upon the passage of time during any negotiation called for by this Section 10.1.  Each Party will assume its own costs of legal representation and expert witnesses and the parties will share equally the other costs of the arbitration.  The arbitrator(s) will award pre-judgment interest in accordance with the law of Colorado; however, the arbitrator(s) may not award punitive damages.  The arbitration will take place in Denver, Colorado.

(iv)          Injunctive Relief.  Either Party may apply to the arbitrator(s) seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy hereunder, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy)

(v)           Tolling and Performance.  Except as indicated in the preceding subsection with regard to the commencement of arbitration, all applicable statues of limitation and defenses based upon the passage of time will be tolled while the procedures specified in this Section 10.1(d) are pending.  The Parties agree to take any action required to effectuate that tolling.  Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute, unless to do so would be impossible or impracticable under the circumstances.

(e)           From and after the Closing Date, Buyer shall provide Seller with prompt written notice of any releases of Polluting Substances or hazardous substances occurring on the Assets and Transferred Real Property reportable to any Governmental Authority, with full particulars as to the time, date and location thereof, the substance involved and steps or methods undertaken with respect to clean-up or remediation thereof.  In the event a release can be reasonably demonstrated to have impacted or exacerbated any Environmental Loss indemnified by Seller hereunder, the Parties agree to negotiate in good faith an appropriate allocation of the remediation cost attributable thereto.  In the event the Parties cannot come to a mutually agreeable settlement of the costs to be allocated, the dispute shall be resolved by arbitration in the manner provided above.

(f)            With respect to any Environmental Losses indemnified by Seller herein, including those attributable to Retained Environmental Claims, at such time as Seller has received a closure permit or a notice of closure from the appropriate Governmental Authority with respect thereto, Seller’s indemnity shall cease with respect thereto and Seller shall have no further liability or responsibility regarding the same.

10.2         Other Indemnification by Seller.  If the Closing occurs, except with respect to Environmental Losses for which Seller is obligated to indemnify Buyer pursuant to Section 10.1 hereof, Seller shall indemnify Buyer, its Affiliates and each of their respective officers, directors, employees, unitholders, agents and representatives against and hold them harmless from any loss, Liability, Claim, damage or expense, including, without limitation, reasonable legal fees and expenses, including costs of investigation (collectively, a “Loss”), suffered or incurred by any such indemnified party to the extent arising from, relating to or otherwise in respect of:

(a)           any breach of any representation or warranty of Seller which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto (it being agreed and acknowledged by the Parties that for purposes of Buyer’s right to indemnification pursuant to this Section 10.2 (i) the representations and warranties of Seller contained herein shall not be deemed qualified by any references herein to materiality generally or to whether or not any such breach results or may result in a Material Adverse Effect and (ii) the representations and warranties contained in Section 5.16(b) shall be deemed to be qualified by reference to Permitted Encumbrances only to the extent that such Permitted Encumbrances are (A) described in clauses (iii), (iv) or (xi) of the definition thereof or (B) relate to liabilities or obligations that under the terms of this Agreement are assumed by Buyer and not to Retained Liabilities),

(b)           any breach of any covenant of Seller contained in this Agreement,

(c)           all Retained Liabilities, and

(d)           any Excluded Assets;

provided, however, that Seller shall not have any liability under clause (a) above unless the aggregate of all Losses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $500,000, which shall be considered a deductible and shall not be deemed a liability of Seller (the “Threshold Amount”); and provided further, however, that Seller’s liability under clause (a) above shall in no event exceed $15,000,000 (the “Indemnification Cap”) (except that neither the Threshold Amount nor the Indemnification Cap shall apply to any breach of Sections 5.1, 5.2, 5.3, 5.4(b), 5.7 or 5.16(b)(as described in clause (a) above) or a breach of any representations or warranties of Seller that were made with an intent to mislead or defraud or with a reckless disregard of the accuracy thereof). In no event shall Seller be obligated to indemnify Buyer or any other Person with respect to any matter to the extent that Seller has already provided indemnity for such matter pursuant to this Agreement.

10.3         Indemnification by Buyer.  If the Closing occurs, Buyer shall indemnify Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any Losses suffered or incurred by any such Indemnified Party to the extent arising from:

(a)           any breach of any representation or warranty of Buyer which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto (it being agreed and acknowledged by the parties that for purposes of Seller’s right to indemnification pursuant to this Section 10.3 the representations and warranties of Buyer contained herein shall not be deemed qualified by any references herein to materiality generally),

(b)           any breach of any covenant of Buyer contained in this Agreement,

(c)           all obligations and liabilities related to the Assets, other than Retained Liabilities and other items which Seller has expressly agreed to pay or perform pursuant to this Agreement or for which indemnification is provided pursuant to Sections 10.1 and 10.2,

(d)           all Indemnified Environmental Claims, other than Environmental Claims for which Seller is obligated to indemnify Buyer pursuant to Section 10.1; and

(e)           all Environmental Losses, arising after the Closing Date, whether arising on-site or off-site, other than Environmental Losses for which Seller is obligated to indemnify Buyer pursuant to Section 10.1.

10.4         Losses Net of Insurance.  The amount of any Loss or Environmental Loss for which indemnification is provided under this Section 10 shall be net of any amounts recovered by the indemnified party under insurance policies with respect to such Loss or Environmental Loss.

10.5         Termination of Indemnification.  The obligations to indemnify and hold harmless a Party hereto,

(a)           pursuant to Section 10.1, shall terminate at the close of business on the fifth anniversary of the Closing Date, except (i) with regard to Environmental Losses for which Seller has obtained a closure permit or notice of closure pursuant to subparagraph 10.1(f), at which time Seller’s obligation to indemnify and hold Buyer harmless shall terminate, and (ii) with regard to Environmental Losses attributable to the Retained Environmental Claims which obligations to indemnify and hold harmless shall not terminate and will continue indefinitely unless and until Seller has obtained a closure permit or notice of closure pursuant to subparagraph 10.1(f), at which time Seller’s obligation to indemnify and hold Buyer harmless shall terminate;

(b)           pursuant to Sections 10.2(a) and 10.3(a), shall terminate when the applicable representation or warranty terminates pursuant to Section 10.9;

(c)           pursuant to the other clauses contained in Sections 10.2 and 10.3 shall not terminate; and

(d)           notwithstanding the foregoing, with respect to clauses (a) and (b) above, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or a party related thereto shall have previously made a Claim by delivering a notice of such Claim, before the expiration of the applicable period (stating in reasonable detail the basis of such Claim) to the Indemnifying Party.

10.6         Procedures Relating to Indemnification.  In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the party responsible for providing indemnification hereunder (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim within 10 business days after receipt by such Indemnified Party of written notice of the Third Party Claim (including copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim)); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnifying Party), at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnified Party shall have given notice of the Third Party Claim as provided above) and as otherwise set forth in this Section 10.6.

If the Indemnifying Party so elects to assume the defense of any Third Party Claim, the Indemnified Parties shall reasonably cooperate , at the Indemnifying Party’s expense, with the

Indemnifying Party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnifying Party completely in connection with such Third Party Claim and which would not otherwise adversely affect the Indemnified Party.

Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if (i) the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages or (ii) if (A) the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel, or (B) as evidenced by the opinion of counsel, different defenses would be available to the Indemnified Party in such action such that a conflict of interest exists that makes control by the Indemnifying Party not advisable.  In such an event, the Indemnified Party shall be entitled to, with respect to clause (i), assume the defense of the portion relating to money damages and, with respect to clause (ii), assume the defense of the entire proceeding.  The indemnification required by Sections 10.1, 10.2 and 10.3 shall be made by periodic payments of the amount thereof during the course of the investigation, remediation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.  All Claims under Sections 10.1, 10.2, or 10.3 other than Third Party Claims shall be governed by Section 10.7 below.

10.7         Other Claims.  In the event any Indemnified Party should have a Claim against any Indemnifying Party under Sections 10.1, 10.2 or 10.3 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such Claim with reasonable promptness to the Indemnifying Party.  The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability which it may have to such Indemnified Party under Sections 10.1, 10.2 or 10.3, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within 20 calendar days following its receipt of such notice that the Indemnifying Party disputes its Liability to the Indemnified Party, under Sections 10.1, 10.2 or 10.3, such Claim specified by the Indemnified Party in such notice shall be conclusively deemed a Liability of the Indemnifying Party under Sections 10.1, 10.2 or 10.3 and the Indemnifying Party shall pay the amount of such Liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Claim (or any portion thereof) is estimated, on such later date when the amount of such Claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its Liability with respect to such Claim, as provided above, the Indemnifying Party, and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction; provided, however, that if such dispute concerns; indemnification for environmental matters under Section 10.1, it shall be submitted to arbitration in accordance with the procedures set forth in Section 10.1.

10.8         Mitigation.  Buyer and Seller shall cooperate with each other with respect to resolving any Claim or Liability with respect to which one Party is obligated to indemnify the other party hereunder, including by making Reasonable Efforts to mitigate or resolve any such Claim or Liability; provided that such Party shall not be required to make such efforts if they would be detrimental in any material respect to such Party.  In the event that Buyer or Seller shall fail to make such Reasonable Efforts to mitigate or resolve any Claim or Liability, then (unless the proviso to the foregoing covenant shall be applicable) notwithstanding anything else to the contrary contained herein, the other Party shall not be required to indemnify the Party failing to mitigate or resolve the Claim or Liability, or any Person for any Liability or Claim that could reasonably be expected to have been avoided if Buyer or Seller, as the case may be, had made such Reasonable Efforts.

10.9         Survival of Representations.  The representations and warranties of Seller set forth in Sections 5.1, 5.2, 5.3, 5.7 and 5.16(b) and the representations and warranties of Buyer set forth in Sections 6.1, 6.2, and 6.3 shall not terminate.  In addition, the representations and warranties of Seller set forth in Section 5.4(b) shall survive the Closing and remain in effect until the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).  All other representations and warranties in this Agreement and in any certificate delivered pursuant hereto (in each case other than the representations and warranties relating to environmental matters) shall survive the Closing and shall terminate at the close of business on March 31, 2009, except that because specific indemnification rights and obligations are set forth in Section 10.1, representations and warranties relating to environmental matters shall not survive the Closing.  The representations and warranties of Seller shall survive Closing pursuant to this Section 10.9 and shall not merge into any deed or other Conveyance Document.

SECTION 11.       GENERAL PROVISIONS

11.1         Further Assurances.  At any time or from time to time at and after the Closing, each of the Parties shall, and shall cause their respective Affiliates to, at the request of the other, promptly and without further consideration execute and deliver or cause to be executed and delivered all such assignments, consents, documents and instruments, including without limitation, corrective deeds and assignments of rights-of-way, and take or cause to be taken all such other reasonable actions as may be necessary or desirable in order to more fully and effectively carry out the intents and purposes of this Agreement.

11.2         Expenses.

(a)           Buyer and Seller agree to share equally the following fees and expenses incurred in connection with the transactions contemplated by this Agreement, (i) the HSR filing fees (which were previously paid by Buyer and for one-half of which Buyer shall receive a credit on the Closing Settlement Statement), and (ii) the fees and expenses of KPMG LLP incurred in connection with the audit of the historical financial information of the Business.

(b)           Subject to the provisions of paragraph (a) above, each Party shall pay and discharge all liabilities and expenses incurred by or on behalf of it in connection with the preparation, authorization, execution and performance of this Agreement and the transactions contemplated herein, including but not limited to (i) all fees and expenses of agents, representatives, counsel and accountants, and (ii) all amounts payable with respect to any claim for brokerage or finder’s fees or other commissions in respect of the transactions contemplated by this Agreement based in any way on any agreement, arrangement or understanding made by or on behalf of such Party.

(c)           Except as otherwise provided herein, all other legal expenses incurred by either Party after the date of this Agreement, as well as legal and other expenses incurred in the preparation and filing of documents, shall be the responsibility of the Party incurring such expenses.

11.3         Notices.  All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail or Federal Express (or other nationally recognized overnight delivery service) and shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail, or the date after the date when sent by Federal Express or other nationally recognized overnight courier, or the day when hand delivered or sent via facsimile to the address or facsimile number, as the case may be, set forth below, unless such address or facsimile number is changed by notice to the other Party:

If to Seller:

TransMontaigne Product Services Inc.
1670 Broadway, Suite 3100
Denver, Colorado 80202
Telephone: (303) 626-8200
Facsimile: (303) 626-8228
Attn: Rodney Hilt, Executive Vice President

With a copy to:

Erik B. Carlson, Esq.
General Counsel
TransMontaigne Inc.
1670 Broadway, Suite 3100
Denver, Colorado 80202
Telephone: (303) 860-5265
Facsimile: (303) 626-8238

If to Buyer:

TransMontaigne Partners L.P.
c/o TransMontaigne GP L.L.C., its general partner
1670 Broadway, Suite 3100
Denver, Colorado 80202
Telephone: (303) 626-8200
Facsimile: (303) 626-8228
Attention: Randall J. Larson, Chief Executive Officer

With a copy to:

Morrison & Foerster LLP
5200 Republic Plaza
370 Seventeenth Street
Denver, Colorado 80202
Phone: (303) 592-1500
Fax: (303) 592-1510
Attention: Whitney Holmes

11.4         Governing Law.  This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Colorado or, to the extent required by Applicable Law, the law of the state in which the Transferred Real Property is located, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive laws of any other jurisdiction.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.5         Entire Agreement.  This Agreement, together with those binding provisions set forth in the certificates, documents, instruments and writings that are delivered pursuant hereto sets forth the entire agreement and understanding of the Parties with respect of the transaction contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.  No representation, promise, inducement or statement of intention with respect to the subject matter of this Agreement has been made by any Party which is not embodied in this Agreement together with the certificates, documents, instruments and writings that are delivered pursuant hereto, and none of the Parties shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

11.6         No Assignment; Successors.  All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Parties and their respective successors, but neither this Agreement nor the rights and obligations of any of the Parties hereunder shall, by operation of law or otherwise, be assigned or transferred to any Person without the prior written consent of the other Parties, which consent shall not be unreasonably withheld; provided that, neither Party may assign its rights to indemnification hereunder, by operation of law or otherwise, to any Person that is not an Affiliate of such Party without the prior written consent of the other Party, which consent may be withheld for any reason or no reason.

11.7         Amendments; Waiver.  This Agreement may be amended, superseded or canceled, and any of the terms hereof may be waived, only by a written instrument specifically stating that it amends, supersedes or cancels this Agreement or waives any of the terms herein, executed by both Parties or, in the case of a waiver, by the Party waiving compliance.  The failure of any Party at any time to require performance of any provision herein shall in no manner affect the right at a later time to enforce the same.  No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty, shall be deemed or constitute a waiver of any other condition, or breach of any other term, covenant, representation or warranty, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.8         Convenient Reference.  Section headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

11.9         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.10       No Third Party Beneficiaries.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties and their respective permitted successors and assigns.

11.11       Negotiated Agreement.  The Parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

11.12       Schedules.  Any items listed or described on the Schedules attached to this Agreement shall be listed or described under a caption that specifically identifies the Section(s) of this Agreement to which the item relates (which, in each case, shall constitute the only valid disclosure with respect to such Section(s)).

11.13       Limitation on Liability.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER HEREUNDER FOR EXEMPLARY, PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, ARISING DIRECTLY OR INDIRECTLY FROM, INCIDENT TO, OR CONNECTED WITH THE ASSETS OR THE SALE THEREOF, REGARDLESS OF SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR DEFECT IN PREMISES, EQUIPMENT OR MATERIAL, AND REGARDLESS OF WHETHER PRE-EXISTING THIS SALE.  This Section 11.13 shall in no way limit or qualify the Parties’ indemnification obligations under Section 10 with respect to Claims made against either or both of the Parties by a Third Person.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first set forth above.

TRANSMONTAIGNE PRODUCT SERVICES INC.

By:	/s/ Rodney Hilt
Rodney Hilt, Executive Vice President

TRANSMONTAIGNE PARTNERS L.P.

By:	TRANSMONTAIGNE GP L.L.C., its general
partner

By:	/s/ Randall J. Larson
Randall J. Larson, Chief Executive Officer